Exhibit 99.1

CITI TRENDS ANNOUNCES SECOND QUARTER 2013 RESULTS

Second Quarter Sales Increased 4.2%; Including a

Comparable Store Sales Increase of 1.7%

Second Quarter 2013 Loss Per Share of $0.37 Compared with $0.54 Loss Last Year

SAVANNAH, GA (August 21, 2013) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the second quarter of fiscal 2013.

Financial Highlights — Second quarter ended August 3, 2013

Total sales in the second quarter ended August 3, 2013 increased 4.2% to $137.8 million compared with $132.3 million in the second quarter ended July 28, 2012.  Comparable store sales increased 1.7% in the second quarter on a comparable weeks basis.  Net loss was $5.5 million, or $0.37 per diluted share, in the second quarter of 2013, compared with a net loss of $7.9 million, or $0.54 per diluted share, in the second quarter of 2012.

The Company closed two stores in the second quarter of 2013, resulting in a total store count of 506 at the end of the quarter.

Financial Highlights — First half ended August 3, 2013

Total sales in the first half of fiscal 2013 decreased 3.1% to $319.6 million compared with $330.0 million in the first half of fiscal 2012.  Comparable store sales decreased 1.7% in the first half of this year.  Net income decreased to $0.7 million compared with $2.2 million in last year’s first half.  Earnings per diluted share were $0.05 in the first half of 2013 compared with $0.15 in 2012’s first half.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2921.  A replay of the conference call will be available until August 28, 2013, by dialing (402) 977-9140 and entering the passcode, 21645979.  The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

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During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operated 506 stores located in 29 states as of the end of the second quarter of 2013.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chief Executive Officer
	(912) 443-2075	(912) 443-3705

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	August 3, 2013	July 28, 2012
	(unaudited)	(unaudited)
Net sales	$137,821	$132,318
Cost of sales	88,299	87,903
Gross profit	49,522	44,415
Selling, general and administrative expenses	51,920	50,932
Depreciation and amortization	5,667	6,038
Asset impairment	654	—
Loss from operations	(8,719)	(12,555)
Interest income	67	66
Interest expense	(49)	(64)
Loss before income tax benefit	(8,701)	(12,553)
Income tax benefit	(3,208)	(4,628)
Net loss	$(5,493)	$(7,925)

Basic net loss per common share	$(0.37)	$(0.54)
Diluted net loss per common share	$(0.37)	$(0.54)

Weighted average shares used to compute basic net loss per share	14,801	14,673
Weighted average shares used to compute diluted net loss per share	14,801	14,673

	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	August 3, 2013	July 28, 2012
	(unaudited)	(unaudited)
Net sales	$319,649	$330,012
Cost of sales	202,804	210,931
Gross profit	116,845	119,081
Selling, general and administrative expenses	103,828	103,601
Depreciation and amortization	11,262	12,183
Asset impairment	681	—
Income from operations	1,074	3,297
Interest income	135	128
Interest expense	(96)	(113)
Income before income tax expense	1,113	3,312
Income tax expense	442	1,133
Net income	$671	$2,179

Basic net income per common share	$0.05	$0.15
Diluted net income per common share	$0.05	$0.15

Weighted average shares used to compute basic net income per share	14,776	14,654
Weighted average shares used to compute diluted net income per share	14,778	14,656

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	August 3, 2013	July 28, 2012
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$61,242	$51,730
Short-term investment securities	15,847	3,311
Inventory	120,402	133,773
Prepaid and other current assets	20,046	23,845
Property and equipment, net	65,213	80,990
Long-term investment securities	8,353	16,397
Other noncurrent assets	6,302	2,688
Total assets	$297,405	$312,734

Liabilities and Stockholders’ Equity:
Accounts payable	$64,292	$71,959
Accrued liabilities	24,992	27,943
Other current liabilities	1,903	1,995
Noncurrent liabilities	8,743	11,815
Total liabilities	99,930	113,712

Total stockholders’ equity	197,475	199,022
Total liabilities and stockholders’ equity	$297,405	$312,734